SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CALIPER TECHNOLOGIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CALIPER TECHNOLOGIES CORP.

605 Fairchild Drive
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2003

To the Stockholders of Caliper Technologies Corp.:

      Notice is hereby given that the annual meeting of stockholders of Caliper Technologies Corp., a Delaware corporation, will be held on Thursday, June 5, 2003, at 2:00 p.m. local time at our headquarters at 605 Fairchild Drive, Mountain View, CA 94043 for the following purposes:

1. To elect three directors to hold office until the 2006 annual meeting of stockholders and until their successors are elected.

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      The board of directors has fixed the close of business on April 15, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Bruce E. MacMillan
Secretary

Mountain View, California

May 2, 2003

      All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
Appendix A

CALIPER TECHNOLOGIES CORP.

605 Fairchild Drive
Mountain View, CA 94043

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the board of directors of Caliper Technologies Corp., a Delaware corporation, for use at the annual meeting of stockholders to be held on Thursday, June 5, 2003, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting. The annual meeting will be held at our headquarters at 605 Fairchild Drive, Mountain View, CA 94043. We intend to mail this proxy statement and accompanying proxy card on or about May 2, 2003, to all stockholders entitled to vote at the annual meeting.

Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of our common stock at the close of business on April 15, 2003, will be entitled to notice of and to vote at the annual meeting. At the close of business on April 15, 2003, we had outstanding and entitled to vote 24,734,916 shares of common stock.

      Each holder of record of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our secretary at our headquarters at 605 Fairchild Drive, Mountain View, CA 94043, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      Pursuant to Rule 14a-8 of the Securities and Exchange Commission, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 annual meeting of stockholders is January 4, 2004. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2004 annual meeting of stockholders must provide specified information to us between February 5, 2004 and March 7, 2004 unless the date of our 2003 annual meeting of stockholders is before May 6, 2004 or after July 5, 2004, in which case the dates for submission of such matters or proposals shall be not more than 120 days and not less than the later of 90 days before the 2004 annual meeting of stockholders and 10 days after notice of the date of the 2004 annual meeting is publicly given. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our restated certificate of incorporation and amended bylaws provide that our board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in size of our board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      Our board of directors currently consists of seven members. There are three directors in the class whose terms of office expire in 2003. These directors are Anthony B. Evnin, Michael R. Knapp and Robert T. Nelson. If elected at the annual meeting, each such director would serve until the 2006 annual meeting and until his successor is selected and qualified, or until his earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

      Presented below is biographical information for each nominee and for each person whose term of office as a director will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2006 Meeting

      Anthony B. Evnin, Ph.D., age 62, has been a director since June 1996. He has been a General Partner of Venrock Associates, a venture capital partnership focusing on biotechnology companies, since 1975. He is also a director of Sonic Innovations, Inc. Dr. Evnin holds an A.B. from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.

      Michael R. Knapp, Ph.D., age 51, co-founded Caliper in 1995, assumed the duties of Chief Executive Officer in July 2002 and became a Director in September 2002. Prior to that, Dr. Knapp served as Vice

President of Corporate Development from March 2001 through July 2002 and as our Vice President of Science and Technology from September 1995 to March 2001. From November 1994 through August 1995, Dr. Knapp was engaged in activities related to forming Caliper. From October 1988 to October 1994, Dr. Knapp served as President and Scientific Director at Molecular Tool, Inc., a genetics technology company he co-founded in 1988. Previously, Dr. Knapp was on the staff of the Center for Neurobiology and Behavior at Columbia University and was a Scientific Director of Genetica SARL, an affiliate of Rhone Poulenc SA in Paris, France. Dr. Knapp holds a B.S. in Biology from Trinity College (Hartford) and a Ph.D. in Medical Microbiology from Stanford University.

      Robert T. Nelsen, age 39, has been a Director since September 1995. Since July 1994, Mr. Nelsen has served as a senior principal of various venture capital funds associated with ARCH Venture Partners. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is also a director of Illumina, Inc. and Adolor Corporation. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES

Directors Continuing in Office until the 2004 Annual Meeting

      Robert C. Bishop, Ph.D., age 60, has been a Director since April 2002. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc. since May 1992 and has been its Chairman of its Board of Directors for the past four years. From 1986 to 1992, Dr. Bishop held senior management positions, including Group President for Therapeutics, at Allergan, Inc., an eye and skin care company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop is a director of Quintiles Transnational Corp., Millipore Corporation and Optobionics Corporation. Dr. Bishop is also a member of the Board of Managers/ Trustees for the MFS/ Sun Life Series Trust and Compass Accounts at MFS Investment Management. Dr. Bishop holds a B.A. degree in Psychology and a Ph.D. in Biochemistry from the University of Southern California, and an M.B.A. from the University of Miami.

      David V. Milligan, Ph.D., age 62, has been a Director since October 1996 and was the Chairman of the Board until July 2002. He is currently Vice-Chairman. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently a director of Galileo Laboratories, ICOS Corporation, Reliant Pharmaceuticals and Vicuron Pharmaceuticals. He is a member of the Chemistry Department Advisory Board of Princeton University. Dr. Milligan holds an A.B. in Chemistry from Princeton University and M.S. and Ph.D. degrees in Organic Chemistry from the University of Illinois.

Directors Continuing in Office until the 2005 Annual Meeting

      Daniel L. Kisner, M.D, age 56, served as our President and Chief Executive Officer from February 1999 to July 2002 before being elected Chairman of the Board on July 1, 2002. Dr. Kisner has also served as a Director since March 1999. From May 1994 to January 1999, Dr. Kisner served as a President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals and was responsible for business and product development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio

School of Medicine and is certified by the American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

      Regis P. McKenna, age 63, has been a Director since September 1998. Mr. McKenna is a marketing consultant and author. He has been active in high technology business consulting and venture capital for the past 30 years. Mr. McKenna is on the board of The Economic Strategies Institute and the Toyota International Advisory Board. He is Chairman of the Board of the Santa Clara University Center for Science, Technology and Society. He is a trustee at Santa Clara University and President of the Board of Trustees for the New Children’s Shelter of Santa Clara County. Mr. McKenna is also on the board of directors of a number of high technology start-up companies. Mr. McKenna holds a B.A. from Duquesne University.

Board Committees and Meetings

      During the year ended December 31, 2002, our board of directors held eight meetings. The board has an audit committee, a compensation committee and a nominating committee.

      The audit committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the board of directors and hires the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee consists of three directors, currently Dr. Evnin, Dr. Bishop and Mr. McKenna. Dr. Milligan served on the audit committee prior to Dr. Bishop’s appointment. The audit committee met two times during 2002. The Chairman of the Audit Committee met quarterly in 2002 with our senior financial management and the independent auditors to review Caliper’s quarterly financial reporting and other matters.

      All members of the current audit committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The audit committee has adopted a written Audit Committee Charter that is attached to this notice as Appendix A.(1)

      Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Presentation and review of compensation plans, stock plans, and benefit plans are generally completed with the participation of the full board of directors. Current members of the compensation committee are Messrs. McKenna and Nelsen. The compensation committee did not hold special meetings in 2002 as compensation matters were reviewed by the full board of directors in 2002.

      Our nominating committee reviews and recommends to the board of directors the nomination of directors to serve on our board of directors. Current members of the nominating committee are Dr. Milligan and Mr. Nelsen. The nominating committee met one time in 2002 and recommended the nomination of the directors elected at the 2002 annual stockholder meeting. The nominating committee has also met once in 2003 and recommended the nomination of Dr. Evnin, Mr. Nelson and Dr. Knapp as nominees to be elected at the 2003 annual stockholder meeting. The nominating committee has not yet determined whether or not it will consider nominees recommended by security holders or, if so, what procedures security holders should follow in submitting recommendations.

      During the year ended December 31, 2002, all directors attended 75% or more of the aggregate of the meetings of the board and of the committees on which he served, held during the period for which he was a director or committee member respectively.

(1)	Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the discussion in this paragraph shall not be incorporated by reference into any such filings.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our Audit Committee selected, and our board of directors ratified, the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003, and the board has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 1996. Representatives of Ernst & Young LLP, who are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Audit Fees. During the year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year and for the quarterly review of our financial statements during fiscal 2002 were approximately $199,500.

      Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2002, no fees were billed by Ernst & Young LLP for information technology consulting services.

      All Other Fees. During the year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for other professional services were approximately $91,583, consisting entirely of tax and audit related services. Audit related services generally include fees for accounting, accounting advice and SEC registration statements.

      The audit committee has determined the rendering of other professional services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

      Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

EXECUTIVE OFFICERS

      Michael R. Knapp, Ph.D., age 51, co-founded Caliper in 1995, assumed the duties of Chief Executive Officer in July 2002 and became a Director in September 2002. Prior to that, Dr. Knapp served as Vice President of Corporate Development from March 2001 through July 2002 and as our Vice President of Science and Technology from September 1995 to March 2001. From November 1994 through August 1995, Dr. Knapp was engaged in activities related to forming Caliper. From October 1988 to October 1994, Dr. Knapp served as President and Scientific Director at Molecular Tool, Inc., a genetics technology company he co-founded in 1988. Previously, Dr. Knapp was on the staff of the Center for Neurobiology and Behavior at Columbia University and was a Scientific Director of Genetica SARL, an affiliate of Rhone Poulenc SA in Paris, France. Dr. Knapp holds a B.S. in Biology from Trinity College (Hartford) and a Ph.D. in Medical Microbiology from Stanford University.

      James L. Knighton, age 49, became President, Chief Operating Officer and Chief Financial Officer in July 2002. Mr. Knighton joined Caliper serving as our Chief Financial Officer in September 1999 and was later promoted to Executive Vice President in April 2001. From October 1998 to September 1999, Mr. Knighton served as Senior Vice President and Chief Financial Officer of SUGEN Inc., a publicly held biotechnology company acquired by Pharmacia. From July 1997 to October 1998, Mr. Knighton served as Vice President of Investor Relations and Corporate Communications at Chiron Corporation, a biotechnology company. From 1985 to 1994, Mr. Knighton served in various operations, planning and R&D functions at E.I. DuPont de Nemours Inc., a global, diversified chemical and life science company. Mr. Knighton holds a B.S. in Biology from the University of Notre Dame, an M.S. in Genetics from the University of Pennsylvania and an M.B.A. from the Wharton School at the University of Pennsylvania.

      Anthony T. Hendrickson, age 49, was named Vice President of Finance in September 2002 in addition to serving as our Corporate Controller and Chief Accounting Officer since April 2000. From April 1997 to April 2000, Mr. Hendrickson was the Corporate Controller and Chief Accounting Officer for Sequus Pharmaceuticals, Inc., a biotechnology company. From April 1995 to March 1997, Mr. Hendrickson was the Director of Finance and Administration of a U.S. operating division of Lanier Worldwide, Inc. that specialized in electronic imaging. From 1993 to April 1995, Mr. Hendrickson was a Senior Manager for KPMG, a public accounting firm. Mr. Hendrickson is a Certified Public Accountant, and holds a B.A. in Accounting and Finance from the University of Cincinnati and an M.B.A. from The Ohio State University.

      Bruce E. MacMillan, age 51, has served as our Vice President, General Counsel and Corporate Secretary since May of 2002. From April 1999 to December 1999 he was Vice President, General Counsel and Corporate Secretary for SUGEN, Inc. From January 1991 to April 1999 Mr. MacMillan served as Associate General Counsel for Raychem Corporation, an electronics and telecommunications component business. In his last position at Raychem he was the principal legal officer responsible for the company’s worldwide electronics division. Prior to that, he was the principal legal officer for Raychem’s worldwide telecommunications business. As part of his responsibilities, Mr. MacMillan was also General Counsel for Ericsson-Raynet, a joint venture between Raychem and Telefonaktiebolaget L.M. Ericsson. Prior to that he was in private practice for 10 years. Mr. MacMillan holds an M.B.A. and a B.A. from the University of California at Berkeley and a J.D. from the University of California, Hastings College of Law.

      Michael Merion, Ph.D., age 48, has served as our Vice President of Sales and Marketing since August 2001. From November 1993 to July 2001, Dr. Merion was employed by Dionex Corporation, a research instrument company. Dr. Merion was responsible for worldwide marketing of all Dionex products and new business development and was Vice President of Marketing from 1998 to 2001. From September 1984 to October 1993, Dr. Merion held various positions in sales, product management and program management for Waters Corporation, a diagnostic instrument company. Dr. Merion holds a B.A. in Biology and a Ph.D. in Biochemistry from Rutgers University.

      William M. Wright III, age 54, was named Vice President of Partnership Operations in October 2002 after previously serving as our Vice President of Operations since September 1998. From November 1995 to May 1998, Mr. Wright served as Vice President of Operations of Biocircuits Corporation, a medical diagnostics company, where he was responsible for instrument and immunoassay cartridge manufacturing. From 1984 to 1995, Mr. Wright was Vice President of Site Operations with Dade International Inc., formerly a division of Baxter International, Inc., a medical products manufacturing company, where he assisted in the start-up and launch of the Baxter International Paramax Analytical Technology Clinical Chemistry Business. Mr. Wright holds a B.S. in Industrial Technology from California State University at Long Beach.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2003 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all executive officers, directors and nominees as a group; and

•	all those known by us to be beneficial owners of more than 5% of our common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentage of beneficial ownership is based on 24,734,916 shares of our common stock outstanding as of March 31, 2003, adjusted as required by rules promulgated by the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals and entities listed below is: c/o Caliper Technologies Corp., 605 Fairchild Drive, Mountain View, California 94043.

		Beneficial Ownership
	Shares Issuable Pursuant
	to Options and Warrants	Number of Shares
	Exercisable within 60	(Including Number Shown	Percentage
Beneficial Owner	days of March 31, 2003	in First Column)	of Total

Directors And Executive Officers
Michael R. Knapp, Ph.D.(1)	126,478	358,396	1.44%
James L. Knighton	230,797	263,778	1.06
Michael Merion	0	20,318	*
William M. Wright III	22,755	51,819	*
Anthony T. Hendrickson	74,767	76,237	*
J. Wallace Parce, Ph.D.(2)	143,839	332,976	1.34
Susan A. Evans(3)	0	0	*
Daniel L. Kisner, M.D.(4)	391,769	499,870	1.99
Robert C. Bishop	5,687	5,687	*
Anthony B. Evnin, Ph.D.(5)	6,400	478,721	1.93
Regis P. McKenna(6)	85,243	136,524	*
David V. Milligan, Ph.D.(7)	19,210	75,832	*
Robert T. Nelsen(8)	6,400	30,418	*
5% Stockholders
FMR Corp.(9)	0	1,745,900	7.06
Dimensional Fund Advisors Inc.(10)	0	1,533,321	6.20
OrbiMed Advisors LLC(11)	0	2,473,800	10.00
All directors and executive officers as a group (12 persons)(12)	1,007,006	2,039,918	7.92

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 225,945 shares held by the Michael R. Knapp and Marianne Maloney Trust u/a/d 7/19/01, of which Dr. Knapp is a trustee.

(2)	Includes 12,820 shares held in a custodial account for Charles Andrew Parce and 12,820 shares held for Laura Marie Parce, the children of Dr. Parce. Dr. Parce’s employment terminated in November 2002.

(3)	Dr. Evans’ employment terminated in November 2002.

(4)	Includes 82,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

(5)	Includes 236,384 shares held by Venrock Associates and 161,534 shares held by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

(6)	Includes 51,281 shares held by The Regis P. and Dianne T. McKenna Trust, of which Mr. McKenna is a trustee.

(7)	Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(8)	Includes 5,000 shares held by ARCH Venture Fund II, L.P. Mr. Nelsen is a managing director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P., which is the general partner of ARCH Management Partners II, L.P., which is the general partner of ARCH Venture Fund II, L.P. Mr. Nelsen disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

(9)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, acts as investment adviser to various investment companies (the “Funds”) and, as a result, may be deemed to beneficially own these shares. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Mr. Johnson III and Abigail Johnson, a director of FMR Corp., and members of the Johnson family group through a voting agreement, control FMR Corp. FMR Corp., through its control of Fidelity, and the members of the Johnson family group that control FMR Corp., and the Funds each has sole power to dispose of the shares owned by the Funds. FMR Corp. and Fidelity are located at 82 Devonshire Street, Boston, Massachusetts 02109.

(10)	Represents shares held by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Represents shares beneficially owned as of December 31, 2002. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(11)	Represents shares held by OrbiMed Advisors LLC. OrbiMed Advisors Inc. is the investment manager of OrbiMed Advisors LLC, and Samuel D. Isaly is the managing member of OrbiMed Advisors LLC and President of OrbiMed Advisors Inc. OrbiMed Advisors LLC, OrbiMed Advisors Inc. and Samuel D. Isaly have shared voting and dispositive power over the shares. OrbiMed Advisors LLC is located at 767 Third Avenue, 6th Floor, New York, NY 10010

(12)	Total number of shares includes 865,991 shares of common stock held by entities affiliated with directors and executive officers and excludes shares of common stock held by J. Wallace Parce and Susan A. Evans. See footnotes 1 through 8 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002 all Section 16(a) filing requirements were complied with by our officers, directors and greater than 10% beneficial owners.

EXECUTIVE COMPENSATION

Director Compensation

      Non-employee directors currently receive a fee for attendance at each board meeting of $2,500 per meeting if attended in person, or $1,000 if attended by phone or videoconference; and a fee for attendance on telephonic conference calls to discuss matters relating to Caliper at which all directors are requested to attend, but that are not official meetings of the board, in the amount of $1,000 per conference call. Non-employee directors currently receive no cash compensation for attendance at committee meetings. Employee directors currently receive no cash compensation for attendance at board or committee meetings. All directors are reimbursed for expenses in connection with attendance at board and committee meetings.

      Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The number of shares of common stock that may be issued pursuant to options granted under the directors’ plan is currently 350,513 and is increased one day after each annual meeting of stockholders by the greater of 0.3% of the outstanding shares on a fully-diluted basis or the number of shares that could be issued under options granted under the directors’ plan during the prior 12-month period. The directors’ plan is administered by our board of directors, unless the board delegates administration to a committee comprised of not less than two members of the board. Options granted under the directors’ plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

      Option grants under the directors’ plan are non-discretionary. Pursuant to the current terms of the directors’ plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 25,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. In addition, one day after each annual meeting of our stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 14,000 shares for the chairman of the board and 7,000 shares for all other non-employee directors, and will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors’ plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant and the term of options granted under the directors’ plan is ten years.

      During the last fiscal year, we granted options to purchase a total of 35,000 shares of our common stock to our non-employee directors at an exercise price per share of $6.01, and 25,000 shares of our common stock at an exercise price per share of $11.80. The fair market value of our common stock on the date of grant was $6.01 per share for the 35,000 shares and $11.80 per share for the 25,000 shares (based on the closing sales price reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant). Dr. Milligan, as the then chairman of the board received an option to purchase 14,000 shares of our common stock and all other non-employee directors received an option to purchase 7,000 shares of our common stock. As of March 31, 2003, a total of 118,400 options have been granted under the directors’ plan. As of March 31, 2003, no options had been exercised under the directors’ plan.

      As part of our ongoing program of research and development, we entered into a twelve-month consulting agreement with Dr. David V. Milligan, our vice-chairman of the board, effective April 30, 1997. This agreement remained in effect until April 30, 2003 and may be renewed on an annual basis thereafter. Under the terms of this agreement, Dr. Milligan agreed to provide consultation and advice concerning our core competitive strengths and the development of optimal growth strategies. In exchange, we agreed to pay Dr. Milligan $80,000 per year and granted Dr. Milligan a stock option to purchase 64,102 shares of our common stock at $0.47 per share. This option vested monthly over a period of five years and is currently fully vested. We also granted Dr. Milligan stock options in connection with his services as a member of our board of directors under our 1999 Non-Employee Directors’ Stock Option Plan, as described above.

      We have entered into an employment agreement with Dr. Kisner. See the section below entitled “Employment, Severance and Change of Control Agreements” for a description of Dr. Kisner’s agreement.

Compensation of Executive Officers

      The following table presents summary information for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, regarding compensation awarded or paid to, or earned by, our current Chief Executive Officer, our former Chief Executive Officer, our other four most highly compensated executive officers whose salary and bonus for 2002 were in excess of $100,000 and two former executive officers who departed from Caliper during fiscal year 2002.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Options	Compensation

Michael R. Knapp, Ph.D.(1)	2002	$306,376	—	—	325,000	$1,070
Chief Executive Officer	2001	247,872	$69,529	—	88,000	1,070
	2000	222,048	71,944	—	7,500	1,779
Daniel L. Kisner, M.D.(2)	2002	$450,000	$87,500	—	65,000	$207,825
Chairman of the Board of	2001	423,516	180,000	—	50,000	245,505
Directors and former Chief	2000	379,173	173,254	—	—	286,363
Executive Officer
James L. Knighton(3)	2002	$328,402	—	—	280,000	$5,365
President, Chief Operating Officer	2001	285,866	$110,000	—	95,000	5,365
and Chief Financial Officer	2000	253,514	75,294	—	8,000	286,395
Michael A. Merion, Ph.D.	2002	$238,836	—	—	12,500	—
Vice President of Sales and	2001	—	—	—	—	—
Marketing	2000	—	—	—	—	—
William M. Wright III(4)	2002	$215,984	—	—	30,000	—
Vice President of Partnership	2001	206,200	$52,584	—	28,000	$4,500
Operations	2000	180,816	40,684	—	5,000	9,000
Anthony T. Hendrickson	2002	$181,139	$19,499	—	100,000	—
Vice President of Finance,	2001	—	—	—	—	—
Corporate Controller and	2000	—	—	—	—	—
Chief Accounting Officer
J. Wallace Parce, Ph.D.(5)	2002	$243,639	—	—	30,000	$33,941
Former Vice President of	2001	250,740	$110,000	—	38,000	5,380
Research	2000	222,048	71,994	—	7,500	10,977
Susan A. Evans, Ph.D.(6)	2002	$193,961	—	—	175,000	$225,035
Former Vice President of Product	2001	—	—	—	—	—
Development	2000	—	—	—	—	—

(1)	Dr. Knapp assumed the duties of Chief Executive Officer in July 2002. Prior to that time, Dr. Knapp served as Vice President of Corporate Development. Amounts reported under “All Other Compensation” for Dr. Knapp consisted of term life insurance premiums paid for the benefit of Dr. Knapp.

(2)	Dr. Kisner served as our Chief Executive Officer until July 2002 when he became Chairman of the Board. Dr. Kisner’s bonus for 2002 (awarded in March 2003) consisted of a bonus in lieu of contractually stipulated loan forgiveness and tax gross-up to which he was entitled pursuant to the terms of his employment agreement. The loan and recent payments are described further in the section below entitled “Certain Relationships and Related Transactions — Indebtedness of Management”. Dr. Kisner’s all other compensation in 2002 consisted of $118,744 related to forgiveness of a portion of Dr. Kisner’s housing loan prior to July 1, 2003 and $89,081 for income taxes payable on the loan forgiveness. Dr. Kisner’s all other compensation in 2001 consisted of $33,180 for mortgage assistance, $118,744 related to forgiveness of a portion of Dr. Kisner’s housing loan, $89,081 for income taxes payable on the loan forgiveness, and $4,500 for professional matters. Dr. Kisner’s all other compensation in 2000 consisted of $61,383 for relocation assistance and related taxes, $122,713 related to forgiveness of a portion of Dr. Kisner’s housing loan, $92,035 for income taxes payable on the loan forgiveness, $9,000 for professional matters and $1,242 for term life insurance premiums for the benefit of Dr. Kisner. The compensation committee decreased Dr. Kisner’s annual salary for 2003 to $150,000 to reflect his reduced participation in the overall management and leadership of Caliper.

(3)	Mr. Knighton’s all other compensation in 2002 consisted of $865 for term life insurance premiums and $4,500 for professional matters. Mr. Knighton’s all other compensation in 2001 consisted of $865 for term life insurance premiums, and $4,500 for professional matters. Mr. Knighton’s all other compensation in 2000 consisted of: 6,250 shares of common stock with a fair market value of $237,113; $38,610 for bonus payable at time of exercise of $1.56 per share plus an additional amount to cover taxes; $9,000 for professional matters; and $1,672 for term life insurance premiums for the benefit of Mr. Knighton.

(4)	Mr. Wright’s all other compensation in 2001 and 2000 consisted of payments for professional matters.

(5)	Dr. Parce’s full-time employment terminated in November 2002 but he remains a consultant to Caliper through December 31, 2003 under the terms of his severance agreement. Dr. Parce’s all other compensation in 2002 consisted of $880 for term life premiums for the benefit of Dr. Parce and $33,061 for vacation and flex-time pay-off. Dr. Parce’s all other compensation in 2001 consisted of $880 for term life premiums for the benefit of Dr. Parce and $4,500 for professional matters. Dr. Parce’s all other compensation in 2000 consisted of $9,000 for professional matters and $1,977 for term life insurance premiums for the benefit of Dr. Parce.

(6)	Dr. Evans joined us in February 2002 and her employment terminated in November 2002. Dr. Evans’ all other compensation in 2002 consisted of $96,139 for relocation assistance, $72,104 for tax gross-up, $1,135 for term life premiums for the benefit of Dr. Evans and $13,787 for vacation and flex-time pay-off, $2,008 for professional matters and $39,862 for consulting fees paid in fiscal 2002.

Stock Option Grants and Exercises

      We grant options to our executive officers under our 1999 Equity Incentive Plan. As of March 31, 2003, options to purchase a cumulative total of 4,256,103 shares were outstanding under the incentive plan and options to purchase 3,605,545 shares remained available for grant thereunder.

      The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year end by, each of the individuals listed in the Summary Compensation Table.

      The exercise price of each option was equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options granted to our executive officers vest over four years with 25% of the shares vesting one year from the date of grant and 2.08%

of the shares vesting each month thereafter. Each of the options has a 10 year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section entitled “— Employment, Severance and Change of Control Arrangements” below for a description of our agreements with Dr. Knapp and Mr. Knighton concerning stock options that have been granted to them.

      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. On April 25, 2003, the closing sales price of our common stock was $3.56.

      Percentages shown under “Percentage of Total Options Granted to Employees in 2002” are based on an aggregate of 2,682,387 options granted to employees, consultants and directors of Caliper under our stock option plans during 2002.

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percentage of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Option	Employees in	Price per	Expiration
Name	Granted	2002	Share	Date	5%	10%

Michael R. Knapp, Ph.D.	25,000	0.93%	$16.65	01/08/12	$262,238	$661,838
	300,000	11.18	6.01	06/12/12	1,135,890	2,866,770
Daniel L. Kisner, M.D.	65,000	2.42	16.65	01/08/12	681,818	1,720,778
James L. Knighton	30,000	1.12	16.65	01/08/12	314,685	794,205
	250,000	9.32	6.01	06/12/12	946,575	2,388,975
Michael A. Merion	12,500	0.47	16.65	01/08/12	131,119	330,919
William Wright III	30,000	1.12	16.65	01/08/12	314,685	794,205
Anthony T. Hendrickson	100,000	3.73	4.44	09/09/12	279,720	705,960
J. Wallace Parce, Ph.D.	30,000	1.12	16.65	01/08/12	314,685	794,205
Susan A. Evans	175,000	6.52	13.85	02/03/12	1,526,963	3,853,763

Aggregate Option Exercises in 2002 and Option Values at December 31, 2002

      The following table presents the aggregate option exercises during 2002, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2002.

      Amounts shown under the column “Value Realized” are based on the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2002” are based on the closing price of our common stock ($2.96) on December 31, 2002 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at December 31, 2002		at December 31, 2002
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Knapp, Ph.D.	0	$0	100,720	406,512	$53,256	$9,581
Daniel L. Kisner, M.D.	0	0	338,350	149,574	674,264	298,071
James L. Knighton	0	0	192,121	433,609	0	0
Michael A. Merion	0	0	0	261	0	0
William Wright III	3,100	48,214	16,878	14,424	22,778	15,331
Anthony T. Hendrickson	0	0	61,082	170,318	0	0
J. Wallace Parce, Ph.D.	0	0	121,621	77,137	134,664	9,581
Susan A. Evans	0	0	0	0	0	0

Employment, Severance and Change of Control Agreements

      Employment Agreements. In July 2002, we entered into an employment agreement with Michael R. Knapp, to serve as our Chief Executive Officer at a base salary of $350,000 a year starting on July 1, 2002, with an annual discretionary bonus of up to 50% of his base salary based upon specific objectives to be agreed upon by Dr. Knapp and our board. Pursuant to the terms of the employment agreement, Dr. Knapp received an option to purchase 250,000 shares of our common stock at an exercise price of $6.01 per share. This option vests over four years with 25% of the shares vesting one year from the date of grant and 2.08% of the shares vesting each month thereafter. In addition, subject to board approval, Dr. Knapp will be granted a supplemental option to purchase 50,000 shares of our common stock on June 13, 2003. This option will vest in full six years from the date of grant, although it may vest sooner if Caliper achieves certain performance milestones to be established by the board of directors. The employment agreement is at-will, and provides that if Dr. Knapp is terminated without cause, or if he voluntarily terminates his employment for good reason, he will be paid his base salary for 12 months in monthly installments, he will be reimbursed for health insurance premiums at his then current rate of coverage for 12 months, and he will receive accelerated vesting for 12 months for all of his outstanding options, provided any such severance payments and health care reimbursement payments will cease once Dr. Knapp commences full-time employment with another business entity. If Dr. Knapp is terminated (including constructive termination) without cause, or if he voluntarily terminates his employment for good reason, within 13 months of a change of control, in addition to the severance benefits listed above, all of Dr. Knapp’s outstanding options will become fully vested.

      In July 2002, we entered into an employment agreement with James L. Knighton, to serve as our President, Chief Operating Officer and Chief Financial Officer at a base salary of $350,000 a year starting on July 1, 2002. This agreement superceded the employment agreement with Mr. Knighton dated September 1999, except for the provisions related to Mr. Knighton’s initial stock option grant and certain rights associated with relocation costs and a housing loan. Pursuant to the terms of the new employment agreement, Mr. Knighton received an option to purchase 200,000 shares of our common stock at an exercise price of $6.01 per share. This option vests over four years with 25% of the shares vesting one year from the date of grant and 2.08% of the shares vesting each month thereafter. In addition, subject to board approval, Mr. Knighton will be granted a supplemental option to purchase 50,000 shares of our common stock on June 13, 2003. This option will vest in full six years from the date of grant, although it may vest sooner if Caliper achieves certain performance milestones to be established by the board of directors. The employment agreement is at-will, and provides that if Mr. Knighton is terminated without cause or if he voluntarily terminates his employment for good reason, he will be paid his base salary for 12 months in monthly installments, he will be reimbursed for health insurance premiums at his then current rate of coverage for 12 months, and he will receive accelerated vesting for 12 months for all of his outstanding options, provided any such severance payments and health care reimbursement payments will cease once Mr. Knighton commences full-time employment with another business entity. If Mr. Knighton is terminated (including constructive termination) without cause, or if he voluntarily terminates his employment for good reason, within 13 months of a change of control, in addition to the severance benefits listed above, all of Mr. Knighton’s outstanding options will become fully vested. Mr. Knighton is also entitled to a housing loan of up to $500,000.

      In July 2002, we entered into an employment agreement with Daniel L. Kisner, to serve as our Chairman of the Board of Directors and to provide other services to us. This agreement superceded the employment agreement with Dr. Kisner dated February 1999. Pursuant to the terms of the new agreement, Dr. Kisner agreed to devote a substantial portion of his time to provide services to us through December 31, 2002 at an annual base salary of $450,000. For 2002 only, Dr. Kisner was eligible to receive an annual discretionary bonus of up to 50% of his base salary based upon specific objectives to be agreed upon by Dr. Kisner and our board of directors. Starting on January 1, 2003, Dr. Kisner agreed to provide services to us for approximately one and one-half days per week at an annual base salary of $150,000. Dr. Kisner also agreed to serve as our representative in the board of directors of Amphora Discovery Corp. Under the terms of the agreement, Dr. Kisner was entitled to grant of an option to purchase 7,000 shares of our common stock on January 29, 2003, which would vest in full six months from the date of grant; however, he did not receive this grant as he participated in our option exchange program. In addition, subject to Board approval, Dr. Kisner will be granted an option to purchase 14,000 shares of our common stock in June 2003. This option will vest in full 12 months from the date of grant. The employment agreement is at-will, and provides that if Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment within three months following a constructive termination, he will be paid his base salary for 12 months in monthly installments, he will be reimbursed for health insurance premiums at his then current rate of coverage for 12 months, and he will receive accelerated vesting for 12 months for all of his outstanding options, provided any such severance payments and health care reimbursement payments will cease once Dr. Kisner commences full-time employment with another business entity. If Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment following a constructive termination, within 13 months of a change of control, in addition to the severance benefits listed above, he will receive accelerated vesting for at least 24 months for all of his outstanding options. In July 1999, we loaned Dr. Kisner $425,000 in connection with the purchase of a residence and in July 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan is described further in “Certain Relationships and Related Transactions — Indebtedness of Management” below. In connection with Dr. Kisner’s 2001 performance review, a total of $118,744 of his housing loan and associated interest was forgiven in February 2002. In addition, Dr. Kisner was reimbursed $89,080.50 for the income tax payable on the loan forgiveness. If Dr. Kisner’s employment is terminated by us, with or without cause, any remaining amount on the loan shall be converted to a five-year note with an annual interest rate equal to prime plus 1%.

      Severance Agreements. In July 2002, we entered into a separation agreement with J. Wallace Parce, our former Vice President of Research, pursuant to which Dr. Parce agreed to work on a reduced schedule through November 30, 2002 and we agreed to compensate Dr. Parce for his services based on his full-time annual base salary of $265,788 throughout this period. On November 30, 2002, the date of separation, Dr. Parce was paid all accrued salary, unused flex leave and vacation time earned through the date of separation. We also retained Dr. Parce as a consultant for the period from December 1, 2002 through December 31, 2003 and agreed to pay him $400 per hour for his services, if any, during the term.

      In November 2002, we entered into a separation agreement with Susan A. Evans, our former Vice President of Product Development, pursuant to which Dr. Evans was paid all accrued salary, unused flex leave and vacation time earned through the date of separation. Until September 18, 2003, Dr. Evans will also receive severance payments based on her annual base salary of $245,000.

      Retention Agreement. In February 2003, we entered into a retention agreement with Michael A. Merion to continue as our Vice President of Sales and Marketing. Pursuant to the terms of the agreement, Mr. Merion was issued a stock award of 15,152 shares of our common stock, 50% of which will vest on August 26, 2003 and the remaining 50% of which will vest in equal monthly installments over the following six months. Mr. Merion will also receive a $50,000 retention bonus on August 26, 2003, provided he is still a full-time employee of Caliper at that time. In the event Mr. Merion is terminated within 13 months of a change of control, any unvested shares under the 15,152 share stock award will become fully vested and he will be entitled to receive the full $50,000 retention bonus. In addition to the severance benefits in the preceding sentence, in the event Mr. Merion is terminated without cause or if he resigns for reasons related to reduced job responsibilities at any time prior to a change of control or at any time more than 13 months following a change of control, he will also enter into a nine-month consulting agreement with us. Pursuant to the terms of the proposed consulting agreement, we will retain Mr. Merion as a consultant for the nine-month period following his separation date and will pay him a fee of up to $19,403 a month for each month of consulting services he provides and a lump-sum fee of up to $4,500 at the end of the nine-month consulting period.

      Change of Control Plan. In December 2000, our board of directors approved a change of control severance and forward vesting plan for members of our senior management team, including the named executive officers Michael R. Knapp, James L. Knighton, Michael A. Merion, William Wright III and Anthony T. Hendrickson. In the event any of these members of our senior management team, including the named executive officers, are terminated (including a constructive termination) without cause following a change in control of Caliper, they will receive monthly consulting payments equal to their monthly base salary at the time of termination for 12 months or until they are employed by another company. To the extent they are not able to receive comparable health insurance benefits, we will also provide them with up to 12 months of continued health insurance benefits. In addition, if such senior management team member is terminated (including constructive termination) without cause during the first 13 months following a change of control in Caliper, they will receive accelerated vesting for 30 months for all of their outstanding options.

Equity Compensation Plan Information

      The following table provides certain information with respect to all of our equity compensation plans in effect as of the end of the fiscal year ended December 31, 2002 (shares in thousands).

Equity Compensation Plan Information

			Number of Securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,933,020	$9.91	4,580,469
Equity compensation plans not approved by security holders	449,287	$10.09	50,713
Total	4,382,307	$10.15	4,631,182

      The following is a description of our 2001 Nonstatutory Plan which was not approved by our stockholders:

2001 Non-Statutory Stock Option Plan

      In December 2001, our board of directors adopted the 2001 Non-Statutory Stock Option Plan. A total of 500,000 shares of common stock has been reserved for issuance under this plan. We issued 230,400 shares under the plan in 2001 at a weighted average price of $12.24 and we issued the remaining 269,600 shares under the plan in 2002 at a weighted average price of $7.82. Of the 269,600 shares issued in 2002, 50,713 shares were canceled and became available for future issuance.

      All of our employees and consultants, other than officers and directors, are eligible to receive stock awards under the plan. Although we may not generally grant stock awards to officers and directors, we may grant stock awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if these persons become officers or directors in connection with such employment.

      The board shall administer the plan unless and until the board delegates administration to a committee. Our board may suspend or terminate the plan at any time. Our board may also amend the plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.

      Our board may grant only non-statutory options with an exercise price as determined by the board. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder’s service to our affiliates and to us terminates.

      If we dissolve or liquidate, then any outstanding options under our plan will terminate immediately prior to the event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

Report on Exchange of Options/ SARs

      On October 16, 2002, we offered our regular employees and employees of our wholly-owned subsidiary the opportunity to exchange any outstanding stock options granted to them, other than options granted on August 20, 2001, under our 1999 Equity Incentive Plan, as amended, with an exercise price per share of $100 or less, for replacement options to purchase shares of our common stock. We made this offer as many of our outstanding options were at exercise prices significantly higher than our then current stock price, and therefore no longer provided meaningful performance incentives to our employees. Consequently, we made this offer to create better performance incentives for our employees. For those who elected to participate in the offer, the options they elected to exchange were cancelled and no longer valid as of November 19, 2002, and on May 20, 2003, we will grant a replacement option covering the same number of shares of common stock as were covered by the cancelled options with an exercise price equal to the fair market value on the date the new option is granted, so long as employment or service with us or our subsidiary continues through May 20, 2003. The following table describes participation in the exchange offer by three of the named executive officers. There were no repricings of stock options held by our executive officers prior to this exchange offer.

10-YEAR OPTION/SAR REPRICINGS

						Length of
		Number of	Market			Original Option
		Securities	Price			Term Remaining
		Underlying	of Stock at	Exercise Price		at Date of
		Options/SARs	Time of	at Time of	New	Repricing or
		Repriced or	Repricing or	Repricing or	Exercise	Amendment***
Name	Date*	Amended	Amendment*	Amendment	Price**	(in years)

Daniel L. Kisner, M.D.	11/19/2002	50,000	$3.60	$43.75	—	8.20
	11/19/2002	65,000	3.60	16.65	—	9.14
Michael A. Merion	11/19/2002	200,000	3.60	15.05	—	8.72
	11/19/2002	12,239	3.60	16.65	—	9.14
William Wright III	11/19/2002	5,000	3.60	77.00	—	7.33
	11/19/2002	28,000	3.60	33.625	—	8.15
	11/19/2002	30,000	3.60	16.65	—	9.14

*	The dates are as of the date of cancellation (November 19, 2002).

**	Replacement options will not be granted until May 20, 2003 and will be granted at fair market value on that date.

***	Calculated as of the date of cancellation (November 19, 2002).

      The option exchange program was approved by our board of directors.

COMPENSATION COMMITTEE

Regis P. McKenna
Robert T. Nelsen

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(2)

      The audit committee oversees Caliper’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Caliper’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and Caliper including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

      The committee discussed with Caliper’s independent auditors the overall scope and plans for the respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Caliper’s internal controls, and the overall quality of Caliper’s financial reporting. The committee held two meetings during fiscal 2002. The Chairman of the Audit Committee met quarterly in 2002 with our senior financial management and the independent auditors to review our quarterly financial reporting and other matters.

      In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors and the board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to shareholder approval, the selection of Caliper’s independent auditors.

AUDIT COMMITTEE

Anthony B. Evnin, Ph.D. (Chair)
Regis P. McKenna
Robert C. Bishop, Ph.D.

(2)	Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

Compensation Committee Report(3)

      The compensation committee of the board of directors in 2002 consisted of Messrs. McKenna and Nelsen, none of whom have ever been executive officers or employees of Caliper. The committee is responsible for establishing our compensation programs for all employees, including our executive officers. For executive officers, the committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

      The goals of our compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	We pay competitively with other biotechnology companies with which we compete for talent. To ensure that our pay is competitive, we compare our pay practices with these companies and set our pay parameters based on this review.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

      Salary. The committee annually reviews each executive officer’s salary. When reviewing salaries, the committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The committee’s objective is to set executive compensation at the market average when compared to comparable companies in the biotechnology industry. The primary components of executive compensation are base salary, annual incentives and long-term equity incentives.

      Cash Bonus. The committee annually reviews each executive officer’s bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer’s year-end performance review.

      Equity Incentives. Our equity incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Our option program utilizes vesting periods (generally four years) to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Under the incentive plan, grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if our common stock appreciates over the long term. The size of option grants is determined based on competitive practices in the biotechnology industry and our philosophy of significantly linking executive compensation with stockholder interests. The committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention. The Board granted options to purchase an aggregate of 1,017,500 shares of our common stock to our executive officers in 2002.

      We established the purchase plan both to encourage employees to continue in our employ and to motivate employees through ownership interest. Under the purchase plan, employees, including officers, may have up to 10% of their earnings withheld for purchases of our common stock on certain dates specified by our board. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the purchase plan commenced on December 15, 1999 and there were two purchases during fiscal 2002.

(3)	Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

Chief Executive Officer Compensation

      Dr. Knapp’s salary and bonus for fiscal 2002 are consistent with the criteria described above and with the compensation committee’s evaluation of his overall leadership and management of Caliper. While the committee believes that Caliper had a number of important achievements during 2002, the company’s overall financial performance, even in a struggling economy, was below expectations. The committee, however, did note that in spite of a year-over-year decrease in total revenue, there was an 18% increase in product revenue from unrelated parties, an 84% growth in the number of chips that were manufactured and shipped, and a 27% increase in the number of instrument placements. In addition, with our commercial partner, Agilent, we introduced a new RNA 6000 Pico LabChip kit for the 2100 Bioanalyzer and enhanced the Cell Fluorescence LabChip kit. We also increased our business development activities and established a partnership with Ambion, Inc., a leader in RNA-based research products. Also during 2002, we introduced on an “early release” basis the Calcium Flux LabChip for the Caliper 250, and we saw significantly increased usage of this drug discovery system by customers doing production screening of their pharmaceutical compound libraries. Dr. Knapp’s compensation for 2002 is set forth in the Summary Compensation Table. He did not receive a salary increase in 2003 or a performance bonus for 2002. The committee has maintained his annual salary for 2003 at $350,004.

      Dr. Kisner’s salary and bonus for fiscal 2002 are consistent with the criteria described above and with the compensation committee’s evaluation of his overall leadership and management of Caliper. Dr. Kisner served as Caliper’s Chief Executive Officer until July 1, 2002 when he became Chairman of the Board. Dr. Kisner’s compensation for 2002 is set forth in the Summary Compensation Table. In March 2003, Dr. Kisner was awarded a performance bonus of $87,500 for 2002 which consisted of a bonus in lieu of contractually stipulated loan forgiveness and tax gross-up to which he was entitled pursuant to his employment agreement with us. The loan and recent payments are described further in the section below entitled “Certain Relationships and Related Transactions — Indebtedness of Management”. The committee has decreased Dr. Kisner’s annual salary for 2003 to $150,000 to reflect his reduced participation in the overall management and leadership of Caliper.

Federal Tax Considerations

      Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.

      The committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as “performance-based compensation.” The committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Caliper’s best interests.

Conclusion

      Through the plans described above, a significant portion of our compensation program and Dr. Knapp’s compensation are contingent on Caliper’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

Regis P. McKenna
Robert T. Nelsen

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2002, Messrs. McKenna and Nelsen served as members of the compensation committee of our board of directors. No member of the compensation committee was or has ever been an officer or employee of Caliper or its subsidiaries. No member of the compensation committee or our board of directors serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the board of directors or compensation committee of the other entity.

      See section below entitled “Certain Relationships and Related Transactions” for a discussion of Mr. Nelsen’s interest in Amphora Discovery Corp.

PERFORMANCE MEASUREMENT COMPARISON

      The following graph shows the total stockholder return on an investment of $100 in cash on December 15, 1999, including reinvestment of dividends, for:

•	Caliper’s common stock;

•	the Nasdaq Stock Market (U.S.) and

•	the NASDAQ Pharmaceutical Index.

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*

AMONG CALIPER TECHNOLOGIES CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

	Cumulative
	Total Return

	12/15/99	12/31/99	12/31/00	12/31/01	12/31/02

Caliper Technologies Corp.	$100.00	$417.19	$293.75	$97.56	$18.50
NASDAQ Stock Market (U.S.)	100.00	112.56	67.73	53.70	37.23
NASDAQ Pharmaceutical Index	100.00	124.72	155.13	132.58	85.66

*	$100 invested on 12/15/99 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

      This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Relationship with Amphora Discovery Corp. In September 2001, we formed a new, independently funded and managed company, Amphora Discovery Corp., to create and commercialize comprehensive chemical genomics information detailing the interactions of small molecules with a broad array of gene products. At the time of its formation, venture capitalists invested $25 million in Amphora. In December 2002, Amphora completed a second round of venture capital financing. After completion of this financing, our ownership interest in Amphora was reduced from 28% to 13% on a fully-diluted basis. Over time, if Amphora raises further equity capital, we expect that our ownership in Amphora will be further diluted as we have no plans to make any further equity investments in Amphora.

      Venture capitalists that have invested in Amphora include affiliated entities associated with ARCH Venture Partners and Venrock Associates. One of our directors, Robert T. Nelsen, is a Managing Director of ARCH Venture Partners, and another of our directors, Anthony B. Evnin, is a General Partner of Venrock Associates. As of the date hereof, the entities affiliated with ARCH Venture Partners collectively own approximately 17% of Amphora on a fully-diluted basis and the entities associated with Venrock Associates own approximately 13% of Amphora on a fully diluted basis. In addition, James L. Knighton, our President, Chief Operating Officer and Chief Financial Officer, and Michael R. Knapp, Ph.D., our Chief Executive Officer, have entered into separate consulting agreements with Amphora pursuant to which Mr. Knighton purchased 450,000 shares and Dr. Knapp purchased 900,000 shares of Amphora’s common stock at $0.10 per share. Other than reimbursement of expenses, Mr. Knighton and Dr. Knapp receive no additional compensation under these agreements. Dr. Kisner, our Chairman of the Board of Directors, serves as our representative on the board of directors of Amphora.

      In 2002, we sold a total of $6.2 million in Caliper 250 Drug Discovery system products, LabChip products, datapoints and assay development services to Amphora, recording the sales as related party revenue in our financial statements. Under the equity accounting method, we recorded $3.3 million in related party product sales and deferred 28% of the gross profit, or $333,000 that reflects Caliper’s retained ownership interest in the products sold to Amphora in 2002. The remaining $2.9 million of revenue recognized in 2002 consisted of $1.7 million in datapoints, $900,000 in assay development services and deferred gross profit revenue from Caliper 250 Drug Discovery system product sales in 2002 and 2001. In 2002, we recognized a total of $177,000 of this deferred gross profit as revenue of which $121,000 related to drug discovery system products sold to Amphora in 2001 and $56,000 related to products sold in 2002. We expect to recognize the remaining $499,000 as revenue ratably over the next 36 months through September 2005 as Amphora records depreciation on its Caliper 250 Drug Discovery systems.

      Indebtedness of Management. In March 1997, we loaned Michael R. Knapp, our Chief Executive Officer, $200,000 in connection with the purchase of a residence. The interest on this loan was 6.61% per year and began to accrue on January 1, 2002. Dr. Knapp paid the note in full on August 16, 2002.

      In July 1999, we loaned Daniel L. Kisner, M.D., our Chairman of the Board of Directors, $425,000 in connection with the purchase of a residence. In July 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan has a maximum term of six years with an annual interest rate of 5.96%. At December 31, 2002, Dr. Kisner owed us $215,000. In February 2002, in connection with Dr. Kisner’s 2001 performance review, a total of $118,744 of Dr. Kisner’s housing loan and associated interest was forgiven. On February 28, 2003, Dr. Kisner paid us $12,814 in interest on the loan for the previous 12 month period and repaid $37,186 of the loan principal leaving a balance of $177,814 outstanding on the loan.

      Stock Options. See the section above entitled “Executive Compensation” for a description of stock options granted to our directors and executive officers and employment agreements entered into with our executive officers.

      Indemnification Agreements. We have entered into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and officers.

      Consulting Agreements. We have entered into a consulting agreement with David V. Milligan. See section above entitled “Executive Compensation — Director Compensation” for a discussion of this agreement.

OTHER MATTERS

      Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bruce E. MacMillan
Secretary

May 2, 2003

Delivery of this Proxy Statement

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

      This year, a number of brokers with account holders who are Caliper stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Caliper Technologies Corp., Attention: Corporate Communications, 605 Fairchild Drive, Mountain View, CA 94043, or by calling (650) 623-0700.

      Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Our Annual Report to the United States Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Communications, Caliper Technologies Corp., 605 Fairchild Drive, Mountain View, CA 94043.

Appendix A

CALIPER TECHNOLOGIES CORP.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

      The Audit Committee of the Board of Directors of Caliper Technologies Corp. (the “Company”) shall consist of at least three directors, none of whom shall be employees of the Company and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors (the “Board”) and in accordance with the independence requirements of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”); provided, however, that if permitted by the Nasdaq rules and the rules and regulations of the SEC, one member need not meet the independence requirements under the conditions specified by such requirements and rules and regulations. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the experience requirements of The Nasdaq Stock Market and SEC rules and regulations.

Statement of Policy

      The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors (if applicable), and the financial management of the Company. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are to report directly to the Audit Committee, and that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee shall:

•	Have sole authority to hire and terminate the independent auditors.

•	Be directly responsible for the appointment and compensation of the independent auditors on an annual basis. The Committee shall have the sole and exclusive authority with respect to such matters and to oversight of the independent auditors as a whole.

•	Evaluate on a periodic basis the independent auditors to be engaged to audit the financial statements of the Company and its divisions and subsidiaries.

•	Receive written statements from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the objectivity and independence of the auditors.

•	Have the sole authority to approve non-audit services to be performed by the independent auditors, but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the Company’s internal auditor, if applicable, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the Company’s code of conduct.

•	Review the internal audit function of the Company, if applicable, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	If applicable, receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•	Review the financial statements contained in the annual report to stockholders with management and the independent auditors, as well as all significant correcting adjustments identified by the independent auditors or disagreements between management and the independent auditors, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the internal, if applicable, and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit, including their access to all requested records, data and information.

•	Review on a periodic basis executive personnel and succession planning within the finance organization of the Company.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain and pay for, out of Company funds, outside counsel and other advisors for this purpose if, in its judgment, that is appropriate.

•	Review the financial statements and Management’s Discussion and Analysis section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

•	Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the members of the Audit Committee.

•	Review, prior to announcement, Company press releases releasing the Company’s quarterly and annual financial results, and establish procedures for the review of other press releases and other disclosures containing financial information, for the purpose of ensuring that such press releases and other disclosures properly disclose financial information presented in accordance with GAAP and, to the extent pro forma information is included, adequately disclose how such pro forma information differs from the comparable GAAP information and that such pro forma information is not given undue prominence or otherwise provide misleading presentations of the Company’s results of operations or financial condition.

•	Have the sole authority to approve the hiring of any employee who is employed by the independent auditor, or has been employed by the independent auditor within the five years prior to the date of determination whether or not to hire such employee.

•	Establish and maintain procedures for, and a policy of, open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•	Perform such other functions and to have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

      The operation of the Audit Committee shall be subject to the By-laws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

CALIPER TECHNOLOGIES CORP.

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 5, 2003

CALIPER TECHNOLOGIES CORP.
605 Fairchild Drive
Mountain View, CA 94303

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Caliper Technologies 605 Fairchild Drive Mountain View, CA 94303	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 5, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Michael R. Knapp, Ph.D. and James L. Knighton, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

- Please detach here -

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The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect three Directors to hold office until the 2006 Annual Meeting of Stockholders.
	Nominees:	01 Anthony B. Evnin, Ph.D.
02 Michael R. Knapp, Ph.D.
03 Robert T. Nelsen

☐	FOR all	☐	WITHHOLD AUTHORITY
	nominees listed		to vote for all nominees
	at left (except		listed at left.
as marked below).

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee(s),  write the number of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change ? Mark Box      ☐
Indicate changes below:

Date:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.